Exhibit 99.1
Inari Medical Reports Second Quarter 2023 Financial Results

IRVINE, CALIFORNIA – August 2, 2023 (GLOBE NEWSWIRE) – Inari Medical, Inc. (NASDAQ: NARI) (“Inari”), a medical device company with a mission to treat and transform the lives of patients suffering from venous and other diseases, today reported financial results for its second quarter ended June 30, 2023.

Second Quarter Financial and Recent Business Highlights

•Generated revenue of $119.0 million in Q2 of 2023, up 28.3% over the same quarter last year.
•Delivered net income of $2.1 million in Q2 of 2023, compared to a $10.2 million net loss in Q2 of 2022.
•Announced commitment to PEERLESS II, a randomized controlled trial enrolling up to 1,200 patients, comparing mechanical thrombectomy with FlowTriever versus anti-coagulation alone for the treatment of pulmonary embolism.
•Launched two new products, RevCore and T16 Curve, both purpose-built tools designed to address unmet needs in venous thromboembolism (“VTE”) patients.

“Our strong financial performance in the second quarter reflected consistent execution across all our growth drivers,” said Drew Hykes, CEO of Inari Medical. “We saw meaningful growth contributions from new product launches as well as international geographies, adding confidence to our 2023 outlook. We announced PEERLESS II, our third randomized controlled trial. These pivotal studies will elevate our therapies to the standard of care and reflect our unwavering commitment to VTE patients.”

Second Quarter 2023 Financial Results

Revenue was $119.0 million for the second quarter of 2023, compared to $92.7 million for the second quarter of 2022 and $116.2 million for the prior quarter. The increase over the prior year quarter was driven primarily by global commercial expansion, increased adoption of our procedures, and introduction of new products.

Gross profit was $105.2 million for the second quarter of 2023, compared to $82.4 million for the same period of 2022. Gross margin was 88.4% for the second quarter of 2023, compared to 88.8% for the same period in the prior year.

Operating expenses for the second quarter of 2023 were $106.7 million, compared to $91.7 million for the second quarter of 2022. The increase was mainly driven by personnel-related expenses, including stock-based compensation, as we increased headcount to fund the expansion of the commercial, research and development, clinical, and support organizations.

Net income was $2.1 million for the second quarter of 2023 and net income per share was $0.04 on a weighted-average basic share count of 57.2 million and $0.04 on a weighted-average diluted share count of 58.5 million, respectively, compared to a net loss of $10.2 million and a net loss per share of $0.19 on a weighted-average basic and diluted share count of 53.2 million, in the same period of the prior year.

Full-Year 2023 Revenue Guidance
For the full year 2023, we are raising our revenue guidance to a range of $482 million to $492 million, an increase of $4 million from our prior guidance range of $478 million to $488 million.

Webcast and Conference Call Information
Inari Medical will host a conference call to discuss the second quarter 2023 financial results after market close on Wednesday, August 2, 2023 at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time. The conference call can be accessed live by dialing (844) 825-9789 for domestic callers or (412) 317-5180 for international callers. The live webinar may be accessed by visiting the Events Section of the Inari investor relations website at ir.inarimedical.com.

About Inari Medical, Inc.
Patients first. No small plans. Take care of each other. These are the guiding principles that form the ethos of Inari Medical. We are committed to improving lives in extraordinary ways by creating innovative solutions for both unmet and underrecognized health needs. In addition to our purpose-built products, we leverage our capabilities in education, clinical research, and program development to improve patient outcomes. We are passionate about our mission to establish our treatments as the standard of care for venous thromboembolism and beyond. We are just getting started.

Forward Looking Statements
Statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to substantial risks and uncertainties. Forward-looking statements contained in this press release may be identified by the use of words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements include estimated full year 2023 revenue and utility of clinical data results, and are based on Inari’s current expectations, forecasts, and assumptions, are subject to inherent uncertainties, risks and assumptions that are difficult to predict, and actual outcomes and results could differ materially due to a number of factors. These and other risks and uncertainties include those described more fully in the section titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and elsewhere in its Annual Report on Form 10-K for the period ended December 31, 2022, and in its other reports filed with the U.S. Securities and Exchange Commission. Forward-looking statements contained in this announcement are based on information available to Inari as of the date hereof and are made only as of the date of this release. Inari undertakes no obligation to update such information except as required under applicable law. These forward-looking statements should not be relied upon as representing Inari’s views as of any date subsequent to the date of this press release. In light of the foregoing, investors are urged not to rely on any forward-looking statement in reaching any conclusion or making any investment decision about any securities of Inari.

Investor Contact:
John Hsu, CFA
VP, Investor Relations
949-658-3889
IR@inarimedical.com

INARI MEDICAL, INC.
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue	$119,005	$92,744	$235,172	$179,496
Cost of goods sold	13,844	10,347	27,585	20,314
Gross profit	105,161	82,397	207,587	159,182
Operating expenses
Research and development	21,085	18,569	43,149	34,704
Selling, general and administrative	85,586	73,156	171,286	136,888
Total operating expenses	106,671	91,725	214,435	171,592
Loss from operations	(1,510)	(9,328)	(6,848)	(12,410)
Other income (expense)
Interest income	4,552	214	8,697	264
Interest expense	(44)	(73)	(84)	(146)
Other income	26	252	65	228
Total other income	4,534	393	8,678	346
Income (loss) before income taxes	3,024	(8,935)	1,830	(12,064)
Provision for income taxes	939	1,252	1,963	1,252
Net income (loss)	$2,085	$(10,187)	$(133)	$(13,316)
Other comprehensive income (loss)
Foreign currency translation adjustments	(79)	(291)	(70)	(408)
Unrealized loss on available-for-sale debt securities	(1,095)	(125)	(1,960)	(373)
Total other comprehensive loss	(1,174)	(416)	(2,030)	(781)
Comprehensive income (loss)	$911	$(10,603)	$(2,163)	$(14,097)
Net income (loss) per share
Basic	$0.04	$(0.19)	$(0.00)	$(0.26)
Diluted	$0.04	$(0.19)	$(0.00)	$(0.26)
Weighted average common shares used to compute net income (loss) per share
Basic	57,207,902	53,183,767	55,988,736	52,075,399
Diluted	58,496,350	53,183,767	55,988,736	52,075,399

INARI MEDICAL, INC.
Condensed Consolidated Balance Sheets
(in thousands, except share data)
(unaudited)

	June 30, 2023	December 31, 2022
Assets
Current assets
Cash and cash equivalents	$57,837	$60,222
Short-term investments in debt securities	279,696	266,179
Accounts receivable, net	63,128	58,611
Inventories, net	38,984	32,581
Prepaid expenses and other current assets	4,972	5,312
Total current assets	444,617	422,905
Property and equipment, net	21,063	21,655
Operating lease right-of-use assets	49,857	50,703
Deposits and other assets	9,431	8,889
Total assets	$524,968	$504,152
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$7,240	$7,659
Payroll-related accruals	38,290	38,955
Accrued expenses and other current liabilities	11,125	8,249
Operating lease liabilities, current portion	1,583	1,311
Total current liabilities	58,238	56,174
Operating lease liabilities, noncurrent portion	31,085	30,976
Total liabilities	89,323	87,150
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.001 par value, 10,000,000 shares authorized, no shares issued and outstanding as of June 30, 2023 and December 31, 2022	—	—
Common stock, $0.001 par value, 300,000,000 shares authorized as of June 30, 2023, and December 31, 2022; 57,266,455 and 54,021,656 shares issued and outstanding as of June 30, 2023 and December 31, 2021, respectively	57	54
Additional paid in capital	483,752	462,949
Accumulated other comprehensive (loss) income	(1,181)	849
Accumulated deficit	(46,983)	(46,850)
Total stockholders' equity	435,645	417,002
Total liabilities and stockholders' equity	$524,968	$504,152